Exhibit 10.5

Pennsylvania Real Estate Investment Trust (“PREIT”) 2014 Incentive Compensation Opportunity Award for
2014 Base Salary[1]	$2014 Incentive Opportunity[2] 2014 Incentive Range[3] - % of Base Salary
	Threshold[4]	Target[4]	Outperformance[4]

	Corporate Measure[5,8]	Threshold[7]	Target[7]	Outperformance[7]
	FFO Per Share (Primary)[6]	$	$	$
	2014 INCENTIVE	$	$	$
OPPORTUNITY:*

*The amount payable under this award will be paid in cash during the period January 1, 2015 through March 15, 2015. Except as may be otherwise provided in your employment agreement or determined by the Executive Compensation and Human Resources Committee of the Board of Trustees of PREIT (the "Committee"), the payment of any 2014 incentive compensation to you is conditioned on your continued employment by PREIT or one of its affiliates through the date that 2014 incentive compensation is paid to officers generally.

The Grantee has read and understands this award, including the endnotes which describe the terms of the award, and agrees to be bound by such terms. Further, the Grantee agrees that any amount awarded and paid to the Grantee under this award shall be subject to PREIT’s “Recoupment Policy” as in effect on the date the Committee granted this award, and as such policy may be subsequently amended, even if such amendment is adopted after payment is made under this award.
IN WITNESS WHEREOF, PREIT has caused this 2014 Incentive Compensation Opportunity Award to be duly executed by its duly authorized officer and the Grantee has signed this award on ___________ ___, 2014.
PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:

Grantee

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ENDNOTES
1 “2014 Base Salary” means your regular, basic compensation from PREIT and/or a PREIT affiliate for 2014, not including bonuses, contributions made by PREIT and/or a PREIT affiliate (other than from an elective reduction in your salary under a 401(k), cafeteria or transportation plan) to benefit or welfare plans, or other additional compensation.
2 “2014 Incentive Opportunity” means the opportunity to earn incentive compensation for 2014, up to % of your Base Salary, in the event certain business performance measures are achieved. PREIT’s FFO Per Share for 2014 will be the primary business performance measure considered by the Committee, with the Committee retaining the discretion to consider other business performance factors. See note 8.
3 “2014 Incentive Range” means, depending on the level of performance achieved (i.e., Threshold, Target or Outperformance), the percentage of your Base Salary that you may earn under this 2014 Incentive Compensation Opportunity Award. If performance is between the Threshold level and the Target level or between the Target level and the Outperformance level, the percentage will be interpolated accordingly, although the Committee may adjust the mathematical interpolation between performance levels based on the Company’s achievement of the other business performance metrics set forth in note 8.
4 “Threshold” signifies a solid achievement, which is expected to have a reasonably high probability of achievement, but which may fall short of expectations. Threshold performance represents the level of performance that has to be achieved before any of your potential 2014 incentive compensation is earned. If the Threshold performance level is achieved with respect to FFO Per Share and the other business performance factors, if any, considered relevant hereunder by the Committee (FFO and such other business performance factors being, collectively, the “Relevant Factors”), you will earn at least % of your 2014 Base Salary as your 2014 incentive compensation. If the Threshold performance level is not met for the Relevant Factors, you will not receive any 2014 incentive compensation. For purposes of determining the level of performance achieved for purposes of this award, the Relevant Factors shall be taken as a whole with such relative weighting as shall be determined by the Committee.
“Target” generally signifies that the business objectives for the year, which are expected to have a reasonable probability of achievement, have been met. For purposes of FFO Per Share, Target shall be FFO Per Share at or between $ and $ for 2014. If the Target performance level is achieved for the Relevant Factors, you will earn at least % of your 2014 Base Salary as your 2014 incentive compensation.
“Outperformance” signifies an outstanding achievement, an extraordinary performance by business performance standards, and which is expected to have a modest probability of achievement. If the Outperformance level is achieved for the Relevant Factors, you will earn % of your 2014 Base Salary as your 2014 incentive compensation. In no event will PREIT pay you 2014 incentive compensation under this award in excess of % of your 2014 Base Salary.
5 The “Corporate Measure” consists of the Relevant Factor or Factors upon which PREIT’s business performance is determined by the Committee for purposes of this award, and the “Corporate Salary Portion” is the amount of your 2014 Base Salary to which the Corporate Measure is applied. In your case, that amount is $ , or 100% of your 2014 Base Salary. Accordingly, in your case, the Corporate Salary Portion and your 2014 Base Salary are identical.
6 “FFO Per Share” means, with respect to each diluted share of beneficial interest in PREIT, “funds from operations” of PREIT for its fiscal year ending December 31, 2014, as reported to the public by PREIT after the end of the fiscal year.
7 The Committee shall have the authority, in its sole discretion, to adjust the Threshold, Target and Outperformance levels for FFO Per Share set forth in this award if and to the extent that, in the sole judgment of the Committee, the reported FFO Per Share does not reflect the performance of PREIT for 2014 in a manner consistent with the purposes of this award. The Committee shall not be obligated to make any adjustment. If the Committee elects to make an adjustment, it shall be free to take such factors into account in making the adjustment as it deems appropriate under the circumstances in its sole discretion.
8 Although FFO Per Share is the primary business performance factor for determining incentive compensation for 2014 relating to your Corporate Salary Portion, it is not expected to be the sole Relevant Factor and its importance may be impacted materially by the combined effect of other Relevant Factors. For purposes of determining incentive compensation for 2014, in addition to FFO Per Share, the Committee has selected (i) growth in same store net operating income, (ii) the leverage ratio at the end of 2014 as computed under PREIT’s principal credit facility, and (iii) the ratio of occupancy costs to sales as potential Relevant Factors in view of PREIT’s business objectives for 2014.

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Other factors that the Committee may consider to be Relevant Factors include, but are not limited to, (i) return on assets, (ii) sales per square foot, (iii) in-line occupancy, (iv) gross rent renewal spreads, and (v) the ratio of general and administrative expenses to gross revenues. The Committee has the authority to base its final determination on the Relevant Factors in addition to FFO that it shall choose, and to give such weight to each of such Relevant Factors as the Committee shall deem appropriate after considering PREIT’s over-all business performance for 2014. Your incentive compensation based upon the Corporate Measure shall be as so determined by the Committee. Accordingly, the ultimate value of the award may be more or less than the value that would have been received if the award were based solely on FFO Per Share. Determinations made by the Committee under this note 8 and note 7 shall be applied consistently to the Corporate Salary Portion of each officer of PREIT and its affiliates who received a 2014 Incentive Compensation Opportunity Award. Determinations made by the Committee under this note 8 and under note 7 shall not affect to any extent determinations that the Committee may make for years after 2014. After the Committee has made its determinations under this award, you will receive a notice which shall (i) state whether Threshold has been achieved for purposes of the Corporate Measure and, if so, the level from Threshold to Outperformance at which incentive compensation based on the Corporate Measure will be paid, taking into account any adjustments for other Relevant Factors, and (ii) contain such other information as the Committee shall elect in its sole discretion to include in the notice. Neither a failure to provide such notice nor a deficiency in such notice shall affect any determination made under this award.
9 In the event of a “Change in Control” of PREIT as defined in PREIT’s Second Amended and Restated 2003 Equity Incentive Plan, as the same may be subsequently amended, the Committee shall have the authority, in its sole discretion, to accelerate the determination and payment to you of your 2014 incentive compensation.

10 The Committee has the sole authority to interpret the terms and provisions of this award and to decide any questions that may arise under this award. Its determinations shall be conclusive and binding on all parties.

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